Exhibit 10.10

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made as of February 14, 2020, by and between Atlas TC Holdings LLC, a Delaware limited liability company (“Holdings”), Atlas Technical Consultants SPV, LLC, a Delaware limited liability company (“ATC SPV”) and Arrow Environmental SPV, LLC, a Delaware limited liability company (together with ATC SPV, “BCP”).

RECITALS:

A. Reference herein is made to that certain Unit Purchase Agreement, dated as of August 12, 2019 (as amended, restated or otherwise modified from time to time, the “Purchase Agreement”), by and among Boxwood Merger Corp., a Delaware corporation (“Parent”), Holdings, Atlas TC Buyer LLC, a Delaware limited liability company (“Buyer”), Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas”, and together with its Subsidiaries, the “Company”), and Atlas Technical Consultants Holdings LP, a Delaware limited partnership and subsidiary of BCP (“Seller”), pursuant to which Buyer is purchasing certain issued and outstanding equity interests of Atlas from Seller (the “Transaction”). Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

B. BCP acknowledges and agrees that (i) this Agreement is being entered into as part of the consummation of the Purchase Agreement and the Transaction, (ii) the covenants and agreements set forth in this Agreement are a material inducement to, and a condition precedent of, the Buyer Group consummating the Transaction, (iii) BCP shall receive substantial benefits by the consummation of the Transaction (including specifically its portion of the proceeds received by Seller in connection with the Transaction) and (iv) the Buyer Group and their Affiliates would not obtain the benefit of the bargain set forth in the Purchase Agreement as specifically negotiated by the parties thereto (including specifically the full benefit of the acquisition of the Purchased Units of Atlas by Buyer) if BCP breached the provisions of this Agreement.

C. BCP further acknowledges and agrees that, as of the date of the Transaction, it directly or indirectly owns an equity interest in Seller and, pursuant to the Transaction, Seller is selling the Purchased Units to Buyer. BCP acknowledges and understands that the following covenants and obligations placed upon it are necessary and appropriate to protect the value of the goodwill, confidential and proprietary information and trade secrets being acquired by Buyer.

D. BCP also acknowledges that prior to the Transaction, BCP may have been provided access to the Company’s Proprietary Information. Therefore, BCP agrees that it is fair and reasonable for the Company to enter into this Agreement with BCP to protect itself from the risk of misappropriation of Proprietary Information. For purposes of this Agreement, the term “Proprietary Information” means information of the Company acquired by BCP or its Affiliates (other than the Company) prior to the Closing Date (i) that is designated as “confidential” by the Company, or (ii) that the Company expressly indicates, prior to the Closing, through its policies, procedures, or other instructions should not be disclosed to anyone outside each such organization. Notwithstanding anything to the contrary contained in this Agreement, Proprietary Information shall not include information that (a) is or, other than as a result of BCP’s disclosure in breach of this Agreement, later becomes generally available to the public, (b) to the knowledge of BCP, is properly obtained by BCP or its Affiliates from an independent source under no obligation of confidentiality with respect to such information owed to Buyer or the Company, (c) is information already in BCP’s possession that is not solely related or otherwise unique to the Company or (d) is information developed by, or on behalf of, BCP or its Affiliates, without reference to or the use of Proprietary Information. Proprietary Information may be provided in any form, including electronic, oral, visual, or written form, whether or not it is marked as being confidential. Proprietary Information need not be a trade secret or know-how to be protected under this Agreement. By way of illustration, but not limitation, Proprietary Information may include any confidential information of the Company as of the Closing about the business, methods, business plans, operations, products, processes, and services of the Company or any Customer thereof. Proprietary Information may also include, without limitation, confidentially held information of the Company as of the Closing pertaining to: (i) the identities of the Company’s actual Customers, as well as the names, addresses, phone numbers and e-mail addresses of contact persons and/or decision-makers employed by Customers; (ii) the volume of business and the nature of the business relationship between Buyer or the Company and their Customers; (iii) the pricing of the Company’s products, services and technology, including any deviations from its standard pricing for particular Customers, as well as the financing methods employed by and arrangements with existing or prospective Customers; (iv) information regarding the Company’s employees, including their identities, skills, talents, knowledge, experience, compensation, and preferences; (v) business plans and strategies, marketing and sales plans and strategies, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (vi) information about financial results and business condition; (vii) computer programs, software, source code, and program designs developed by or for the Company and/or tailored to their needs by their employees, independent contractors, consultants or vendors; and (viii) all technology developed, enhanced, produced, employed, and/or distributed by the Company. Proprietary Information includes trade secrets and know-how.

E. BCP also agrees that the Company has developed, over a period of time, and will continue to develop, goodwill between itself and its Customers. BCP further acknowledges that this goodwill is a valuable asset belonging solely to the Company, and the Company’s successors and/or assigns. For purposes of this Agreement, the term "Customer" means any individual, proprietorship, partnership, corporation, association, or other entity that has purchased or acquired products or services from, the Company during the 12 month period prior to the Closing.

F. BCP agrees that, as part of its or its Affiliates ownership of the Company, BCP is familiar with the compensation and benefits, capabilities, experiences and skills of a number of the Company’s employees. All such information may constitute Proprietary Information.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, including the Proprietary Information that BCP acquired as a result of BCP’s position with, and ownership interest in, the Company, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

1.	Restrictive Covenants.

As an inducement for Parent, Holdings and Buyer to enter into the Purchase Agreement, for the protection of the goodwill of the Company, and as additional consideration for the consideration to be paid under the Purchase Agreement, the parties hereto agree as follows:

(a)	Ancillary to the enforceable promises set forth herein, BCP agrees that for a period of two years from and after the Closing Date, BCP shall not, and shall cause its Affiliates not to, directly or indirectly:

(i)	induce or attempt to induce any of the persons set forth on Schedule 1 hereto (each, an “Executive” and, collectively, the “Executives”) or other executive officer of the Company (as of the Closing) to leave the employ of the Company; provided, however, that notwithstanding the promises and covenants within this Section 1(a)(i), BCP shall not be precluded from (A) engaging in general solicitations or advertising for personnel, including advertisements and searches conducted by a headhunter agency, provided that such solicitation, advertising or searches are not specifically directed at any such employees of the Company; and (B) subject to Section 1(a)(ii), hiring any such person who contacts BCP or its Affiliates in response to solicitations or advertising under the foregoing clause (A);

(ii)	hire any Executive who was employed by the Company at any time during the 12 month period prior to the Closing; or

(iii)	induce or attempt to induce any Person that is, to BCP’s knowledge, a Customer, supplier or material business relation of the Company (including any Person that, to BCP’s knowledge, was a Customer, supplier or other material business relation of the Company at any time during the 12 month period immediately prior to the Closing) to cease doing business with the Company.

(b)	From and after the date hereof, each party hereto agrees that it will not, and will direct its Affiliates not to, knowingly make, publish or communicate to any Person any oral or written statement that disparages or places the other party hereto in respect thereof in a false light, except in connection with a legal proceeding, legal process or if such party is otherwise required by Law to cooperate with, or is responding to a request from, a Governmental Entity or self-regulatory authority; provided, however, that nothing in this Section 1(b) shall prohibit any of the parties hereto or their Affiliates or any parties to the Purchase Agreement or any of the agreements entered into in connection therewith from defending against claims, or enforcing their rights, under this Agreement, the Purchase Agreement or any of the other agreements entered in connection therewith.

(c)	From and after the date hereof, except to the extent consented to by Parent, Holdings, Buyer or the Company, BCP shall keep confidential (except as may be disclosed to its Affiliates, directors, officers, partners, employees, agents, consultants, financing sources, investors (including direct and indirect limited partners or investors), vehicles, managed accounts, attorneys, accountants, financial advisors or other representatives (collectively, “Representatives”)) and not use or disclose, and shall direct its Representatives to keep confidential and to not use or disclose, any and all Proprietary Information relating directly to the Company that remains in BCP’s possession after the Closing. The foregoing will not preclude BCP and its Representatives from (i) disclosing such Proprietary Information without liability hereunder if compelled or requested to disclose the same by legal, judicial or administrative process or by other requirements of Law (including, without limitation, by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process, including but not limited to an audit or examination by a regulator, bank examiner or self-regulatory organization) (subject to the following sentence), (ii) discussing or using such Proprietary Information if the same hereafter is publically available (other than as a result of a breach of this Section 1(c)); (iii) discussing or using such Proprietary Information to the extent such information is acquired or made available to BCP or its Representatives by a Person that is not, to BCP’s reasonable belief, subject to an obligation of confidentiality to the Company or any Person (other than BCP and its Representatives) with respect to such information; or (iv) using such Proprietary Information in connection with its ownership of Equity Interests of the Buyer Group. If BCP or its Affiliates or their Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process, including but not limited to an audit or examination by a regulator, bank examiner or self-regulatory organization) to disclose any such Proprietary Information, BCP shall, to the extent legally permissible, promptly notify Buyer Group of any such request or requirement so that Buyer Group may seek a protective order or other appropriate remedy (in each case, at Buyer Group’s sole expense) and/or waive compliance with the provisions of this Section 1(c). If based on the advice of counsel and in the absence of a protective order or other remedy, BCP is required to disclose such information, BCP, without any liability hereunder, may disclose that portion of such information that it believes in good faith it is legally required to disclose. Notwithstanding anything to the contrary contained herein, BCP shall not be required to give any notice and shall have no liability hereunder to the extent BCP or its Representatives is requested or required to disclose Proprietary Information to the applicable regulatory or self-regulatory authorities having supervisory jurisdiction over BCP or its Representatives, as applicable, during the course of any regulatory audit or examination. BCP shall be liable to the Company for the breach of this Section 1(c) by any of its Representatives.

(d)	Notwithstanding anything herein to the contrary, nothing in this Section 1 shall in any way limit the activities of any Affiliate (including portfolio companies) of BCP or its Affiliates (or any investment funds, vehicles or companies managed by Seller or its Affiliates) who are not in receipt of or otherwise provided any Proprietary Information; provided, however, that the foregoing shall not apply to the extent any Affiliate (including portfolio companies) of BCP or its Affiliates is acting at the specific instruction of a Person in possession of Proprietary Information who is using such Proprietary Information in making such instruction. For avoidance of doubt, no such Affiliate shall be deemed to be “in receipt or otherwise provided any Proprietary Information” solely as a result of a Representative of BCP or its Affiliates (or any investment funds, vehicles or companies managed by BCP or its Affiliates) who is in possession of Proprietary Information also being an officer, director or other agent of such portfolio company.

2.	Remedies.

In the event of a breach of any covenant set forth in Section 1 of this Agreement, the non-breaching party may be entitled to have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the non-breaching party at law or in equity:

(a)	the right and remedy to have the provisions of Section 1 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such provisions may cause irreparable injury to the non-breaching party and that money damages may not provide an adequate remedy to the non-breaching party; and

(b)	the right to seek damages resulting from a breach of the provisions of Section 1; and

(c)	the right to immediate injunctive relief, either by temporary or permanent injunction to prevent such a breach.

3.	Tolling of Restriction.

If BCP is found to have violated any of the provisions of Section 1, BCP agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by BCP. It is the intent of this paragraph that the running of the restrictive period of any covenant shall be tolled during any period of violation of such covenants so that the Company may obtain the full and reasonable protection for which it contracted and so that BCP may not profit by any breach of such covenants.

4.	Successors and Assigns; Third Party Beneficiaries.

This Agreement will be binding upon the parties hereto and will inure to the benefit of the parties hereto and their successors and permitted assigns. The parties hereto expressly agree that Buyer is an intended third party beneficiary of this Agreement.

5.	Governing Law; Jurisdiction; Venue.

The Laws of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of a state or federal court sitting in the State of Delaware, County of New Castle. Nothing in this Section 4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

6.	Remedies.

In the event that BCP actually violates any of the provisions set forth herein, BCP acknowledges that Buyer will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, BCP acknowledges and agrees that in the event BCP actually violates any of the provisions set forth herein, in addition to any other remedy to which Buyer may be entitled, Buyer shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, solely to the extent necessary to prevent such a violation and may seek any other legal or equitable relief to which it may be entitled. The parties hereto agree that the bond to be posted if any injunction is sought in connection with this Agreement shall not exceed $1,000.00. The pursuit of one remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

7.	Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, such court of competent jurisdiction shall add as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

8.	Counterparts; Electronic Delivery.

This Agreement may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. Neither party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of this Agreement and each party forever waives any such defense.

9.	Section Headings; Construction.

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.	Assignment.

Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any party without the prior written consent of the other party hereto.

11.	Amendment and Waiver.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Atlas and BCP. No waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party hereto of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

12.	Notices.

All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Central Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company shall be sent to the addresses indicated below:

If to the Company:

Atlas Technical Consultants, Inc.
13215 Bee Cave Parkway
Bldg. B, Suite 230
Austin, Texas 78738
Attention:	L. Joseph Boyer
Email:	joe.boyer@atlastechnical.us

with a copy to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attn:	William J. Benitez, P.C.
Kyle M. Watson
Fax: (713) 836-3601
Email:	william.benitez@kirkland.com
kyle.watson@kirkland.com

If to BCP:

Atlas Technical Consultants SPV, LLC,
Arrow Environmental SPV, LLC
c/o Bernhard Capital Partners
400 Convention St., Suite 1010
Baton Rouge, Louisiana 70802
Attn:	Mark Spender
Christopher Dillon
Lucie Kantrow
Fax: (225) 454-6957
Email:	mark@bernhardcapital.com
chris@bernhardcapital.com
lucie@bernhardcapital.com

and

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attn:	William J. Benitez, P.C.
Kyle M. Watson
Fax: (713) 836-3601
Email:	william.benitez@kirkland.com
kyle.watson@kirkland.com

13.	Attorneys’ Fees; Costs.

Each party hereto will be responsible for its own expenses, fees and costs in connection with this Agreement or the enforcement of the terms hereto, including any attorneys’ fees incurred in enforcing or commencing to enforce the provisions of this Agreement.

14.	Entire Agreement.

This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the transactions contemplated hereby exclusively in the express terms and provisions of this Agreement, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations neither party has any special relationship with another Person that would justify any expectation beyond that of an ordinary arm’s-length transaction.

[Remainder of this page is intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the date first written above.

HOLDINGS

ATLAS TC HOLDINGS LLC

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer

Signature Page to Restrictive Covenant Agreement

BCP:

ATLAS TECHNICAL CONSULTANTS SPV, LLC

By:	/s/ Chris Dillon
Name:	Chris Dillon
Title:	Authorized Person

Signature Page to Restrictive Covenant Agreement

ARROW ENVIRONMENTAL SPV, LLC

By:	/s/ Mark D. Spender
Name:	Mark D. Spender
Title:	Vice President

Signature Page to Restrictive Covenant Agreement

Schedule 1

Executives

1.	L. Joe Boyer
2.	Walter Powell
3.	Bobby Toups
4.	Magshoud Tahmoressi
5.	Gary Cappa
6.	Buddy Gratton
7.	Paul Grillo
8.	Rob Comey
9.	David Miller
10.	Eric Steinmann
11.	Jim Backman
12.	Charlie Brice
13.	David Cram
14.	Brad Tanberg
15.	Daniel King
16.	Jeremy Presley
17.	Jay Dorst
18.	Jim Powers
19.	Mike Ballard
20.	John Kirshbaum
21.	Bill Ulmer

Schedule 1 to Restrictive Covenant Agreement